EXHIBIT 99.1

BOCA RESORTS, INC. REPORTS FISCAL FOURTH QUARTER RESULTS

      Boca Raton, Florida (September 26, 2003) – Boca Resorts, Inc. (NYSE:RST), an owner and operator of luxury resorts in Florida, reported net income of $3.2 million, or $0.08 per diluted share, for the three months ended June 30, 2003, compared to net income of $5.1 million, or $0.13 per diluted share, for the three months ended June 30, 2002. Net income for the prior year three-month period included a non-recurring gain on the disposition of the Company’s entertainment and sports businesses totaling $2.5 million, or $0.06 per diluted share. Income from continuing operations for the three months ended June 30, 2002 (which excludes such non-recurring gain) totaled $2.7 million, or $0.07 per diluted share.

      Net income totaled $8.8 million, or $0.22 per diluted share, for the year ended June 30, 2003, compared to net income of $30.7 million, or $0.76 per diluted share, for the year ended June 30, 2002. Net income for the prior year included a non-recurring gain on the disposition of the Company’s entertainment and sports businesses totaling $26.2 million, or $0.65 per diluted share. Income from continuing operations for the year ended June 30, 2002 (which excludes such non-recurring gain) totaled $4.5 million, or $0.11 per diluted share.

      Additional details relating to the comparative operating results for the three and twelve months ended June 30 are set forth below.

QUARTERLY COMPARISON TO PRIOR YEAR

      Leisure and recreation revenue totaled $76.6 million and $75.8 million for the three months ended June 30, 2003 and 2002, respectively. The increase in revenue during the three months ended June 30, 2003, compared to the three months ended June 30, 2002, was primarily the result of improvements in room revenue per available room at all of the Company’s resorts. For the three months ended June 30, 2003, occupancy rose to 72.9%, compared to 69.4% for the comparable prior year period, while the average daily rate charged at the Company’s resorts increased slightly to $198.70 for the recently concluded three-month period, up from $196.22 for the comparable prior year quarter. The increase in room revenue was partially offset by a decrease in non-room sources of revenue due to fewer corporate group bookings during the recently concluded three-month period than during the comparable prior year period. The Company’s group customer typically engages in more spending than its leisure customer on amenities available on a fee-for-use basis including spa services, golf, retail merchandise and dining.

      Total operating expenses were $66.4 million and $67.4 million for the three months ended June 30, 2003 and 2002, respectively. The decrease in operating expenses was primarily because the prior year period included a loss on the early retirement of a portion of the Company’s 9.875% senior subordinated notes. The loss represents the non-cash write-off of a pro rata portion of the debt issuance costs previously capitalized when the notes were issued, together with the premium paid to repurchase the notes. The Company repurchased $23.1 million principal amount of notes during the three months ended June 30, 2002. No notes were repurchased during the three months ended June 30, 2003.

      Interest expense totaled $5.2 million for the three months ended June 30, 2003, down from $5.8 million for the three months ended June 30, 2002. The decrease in interest expense during the three months ended June 30, 2003, versus the three months ended June 30, 2002, was primarily the result of a reduction in the Company’s average outstanding senior subordinated notes payable resulting from the Board authorized repurchase program.

      A provision for income taxes was recorded totaling $2.0 million, or 38.5% of pretax income from continuing operations, and $107,000, or 4% of pretax income from continuing operations, for the three months ended June 30, 2003 and 2002, respectively. During the prior year, the Company revised its estimated effective state income tax rate applicable to future periods to reflect the Company’s current businesses, which are located entirely in Florida.

      The Company recognized a non-recurring gain on the disposition of its entertainment and sports business totaling $2.5 million, or $0.06 per diluted share, during the three months ended June 30, 2002. The prior year fourth quarter gain resulted from a reduction to the original estimate of income taxes payable and other costs expected to be incurred in connection with the disposal of this operation.

YEAR TO DATE COMPARISON TO PRIOR YEAR

      Leisure and recreation revenue totaled $290.2 million and $273.0 million for the year ended June 30, 2003 and 2002, respectively. The $17.1 million increase in leisure and recreation revenue for the year ended June 30, 2003, compared to the year ended June 30, 2002, was primarily because the prior year was adversely impacted by travel disruption and short-term cancellations of group business in the wake of the September 11, 2001 terrorist attacks and economic recession. However, during the year ended June 30, 2003, business at the Company’s Naples properties was disrupted by comprehensive room renovations at both the Registry Resort and Edgewater Beach Hotel. Despite the weak economy, the Boca Raton Resort & Club’s business has increased following the September 11, 2001 tragedy, while the Company is experiencing a slower recovery at its other properties. Aggregate resort portfolio occupancy increased to 64.5% for the year ended June 30, 2003, compared to 62.5% for the prior year, while the average daily rate charged at the Company’s resorts increased to $214.06 for the recently concluded twelve-month period, up from $210.43 for the prior year.

      Total operating expenses were $254.4 million and $244.5 million for the year ended June 30, 2003 and 2002, respectively. The aggregate cost of leisure and recreation services and S,G&A increased $9.6 million during the year ended June 30, 2003, compared to the year ended June 30, 2002, but decreased as a percent of revenue to 75% from 76%. The current year figures reflect higher energy and insurance costs than during the prior year. However, cost of leisure and recreation services and S,G&A as a percent of revenue was disproportionately high last year due to the decrease in revenue following the September 11, 2001 terrorist attacks. The increase in depreciation expense for the year ended June 30, 2003 following the completion of several capital projects at the Company’s resorts was nearly offset by a decrease in the loss on early retirement of senior subordinated notes. The loss represents the non-cash write-off of a pro rata portion of the debt issuance costs previously capitalized when the notes were issued, together with the premium paid to repurchase the notes. The Company repurchased $2.8 million and $80.1 million principal amount of notes during the years ended June 30, 2003 and 2002, respectively.

      Interest and other income totaled $227,000 and $1.2 million for the years ended June 30, 2003 and 2002, respectively. The decrease in interest and other income for the year ended June 30, 2003, compared to the year ended June 30, 2002, was because the Company invested proceeds from the sale of the entertainment and sports business in interest bearing time deposit accounts during the prior year until such proceeds were used to reduce higher rate indebtedness.

      Interest expense totaled $21.7 million for the year ended June 30, 2003, compared to $23.9 million for the year ended June 30, 2002. The Company’s average cost of borrowing was 10.0% and 10.1% for the years ended June 30, 2003 and 2002, respectively, while the Company’s average outstanding indebtedness was $217.8 million and $235.0 million for the years ended June 30, 2003 and 2002, respectively.

      A provision for income taxes was recorded totaling $5.5 million, or 38.5% of pretax income from continuing operations, and $1.3 million, or 23% of pretax income from continuing operations, for the year ended June 30, 2003 and 2002, respectively. As indicated above, during the prior year the Company revised its estimated effective state income tax rate applicable to future periods to reflect the Company’s current businesses, which are located entirely in Florida.

      The Company recognized a non-recurring gain on the disposition of its entertainment and sports business totaling $26.2 million, or $0.65 per diluted share, during the year ended June 30, 2002.

BALANCE SHEET DATA

      At June 30, 2003, the Company had cash and cash equivalents of $8.1 million and indebtedness totaling $208.2 million. The Company also maintains a revolving credit line, which expires in June 2005 that represents an additional and immediate potential source of liquidity. As of June 30, 2003, the Company had $18.0 million outstanding under the credit facility and was eligible to borrow up to an additional $89.8 million.

CAPITAL ENHANCEMENT UPDATE

      During the year ended June 30, 2003, capital enhancements totaled $50.1 million and incorporated a comprehensive room renovation at the Registry Resort covering 395 guestrooms that included all new furnishings and new five fixture bathrooms. The Company also renovated 60 guest suites at the Edgewater Beach Hotel and is continuing work on a marina renovation at the Bahia Mar Resort and Yachting Center, which includes the reconfiguration of the existing boat slips. This extensive marina renovation, which is being funded substantially from free cash flow, will result in a state-of-the art yachting center with 242 reconfigured boat slips, sized to accommodate larger yachts ranging from 80 feet to over 200 feet, without reducing the rentable linear feet.

      David S. Feder, President and Chief Operating Officer of Boca Resorts, Inc. commented, “We are pleased with our operating performance for the recently completed three-month period, highlighted by a 6% increase in RevPar, in spite of the difficult operating environment characterized by economic weakness, the post-war efforts in Iraq and increased terror threat levels. We continue to be encouraged with the monthly revenue progression and the strength of both call centers and web booking trends. In addition, our balance sheet is solid and our resort portfolio is well positioned following the completion of several major capital enhancements.”

      Boca Resorts, Inc. owns luxury resort properties and golf courses in Florida. The Company’s Florida resort and golf portfolio includes the Boca Raton Resort & Club in Boca Raton; the Registry Resort at Pelican Bay, the Edgewater Beach Hotel and Naples Grande Golf Club in Naples; and the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and Grande Oaks Golf Club in Fort Lauderdale.

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Boca Resorts, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

- tables to follow-

BOCA RESORTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended June 30
(In thousands, except per share data)

	Unaudited
	Three Months		Twelve Months

	2003	2002	2003	2002

Leisure and recreation revenue	$76,559	$75,754	$290,174	$273,043
Operating expenses:
Cost of leisure and recreation services	34,413	34,500	130,272	123,529
Selling, general and administrative expenses	22,005	21,519	85,983	83,146
Amortization and depreciation	9,933	9,948	38,026	34,790
Loss on early retirement of debt	—	1,460	149	3,073

Total operating expenses	66,351	67,427	254,430	244,538

Operating income	10,208	8,327	35,744	28,505
Interest and other income	149	206	227	1,240
Interest expense	(5,217)	(5,765)	(21,664)	(23,903)

Income from continuing operations before income taxes	5,140	2,768	14,307	5,842
Provision for income taxes	1,979	107	5,508	1,336

Income from continuing operations	3,161	2,661	8,799	4,506
Gain on disposition of discontinued operations, net of income taxes	—	2,457	—	26,185

Net income	$3,161	$5,118	$8,799	$30,691

Basic net income per share:
Income from continuing operations	$.08	$.07	$.22	$.11
Income from discontinued operations	—	.06	—	.66

Net income per share — basic	$.08	$.13	$.22	$.77

Diluted net income per share:
Income from continuing operations	$.08	$.07	$.22	$.11
Income from discontinued operations	—	.06	—	.65

Net income per share — diluted	$.08	$.13	$.22	$.76

Weighted average shares used in computing net income per share – basic	39,280	39,779	39,345	39,793

Weighted average shares used in computing net income per share – diluted	40,054	40,824	39,951	40,551

BOCA RESORTS, INC.
UNAUDITED OPERATING DATA
For the Three and Twelve Months Ended June 30

	Three Months		Twelve Months

	2003	2002	2003	2002

Operating Statistics:
Available room nights	210,847	210,847	845,705	828,089
Average Daily Rate	$198.70	$196.22	$214.06	$210.43
Occupancy	72.9%	69.4%	64.5%	62.5%
Room revenue per available room	$144.89	$136.16	$138.09	$131.46
Total leisure and recreation revenue per available room	$363.10	$359.28	$343.13	$329.73

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